Exhibit 99.1

Media Contact:
Kristina Gross, National Vision Holdings, Inc.
Kristina.gross@nationalvision.com
(470) 448-2355

Investor Relations Contact:
David Mann, National Vision Holdings, Inc.
David.mann@nationalvision.com
(470) 448-2448

FOR IMMEDIATE RELEASE

National Vision Holdings, Inc. Appoints Virginia Hepner to Board of Directors
Hepner to Serve on Audit Committee

Duluth, Ga. (January 23, 2018) – National Vision Holdings, Inc. (NASDAQ: EYE), one of the nation’s largest optical retailers providing quality, affordable eye care and eyewear, today announced the appointment of Virginia Hepner to its Board of Directors, effective January 22, 2018. Ms. Hepner will serve on the Board’s Audit Committee.

“We are pleased to welcome Virginia to our Board and Audit Committee,” said Reade Fahs, Chief Executive Officer of National Vision Holdings, Inc. “Virginia is a quintessential leader, a highly-respected executive and an experienced board member. She has a proven track record of success over her career at Wachovia Bank, which continued during her tenure as the President and CEO of Atlanta’s nationally-esteemed Woodruff Arts Center.”

Ms. Hepner brings more than three decades of experience in corporate and nonprofit organizations to the National Vision Board, including significant financial expertise. Most recently, Ms. Hepner served as President and CEO of The Woodruff Arts Center, the country's third-largest arts center, from 2012 to 2017. In addition, Ms. Hepner has over 25 years of corporate finance experience with Wachovia Bank and its predecessors, having held numerous positions in corporate banking and capital markets until retiring in 2005 as an Executive Vice President.

Ms. Hepner has been a member of the Board of Directors of State Bank Financial Corporation, serving on its Audit Committee and Independent Director Committee, and a Director of its subsidiary bank, State Bank and Trust Company, since 2010. Additionally, Ms. Hepner joined the Board of Directors of Oxford Industries, Inc. in 2016, and serves on its Nominating, Compensation and Governance Committee. Ms. Hepner has also been named as one of the 100 Most Influential Atlantans by the Atlanta Business Chronicle. Ms. Hepner holds a bachelor’s degree in finance from The Wharton School of the University of Pennsylvania.

“I am excited to join National Vision’s Board of Directors,” said Ms. Hepner. “National Vision has established itself as a preeminent value provider of eye care and eyewear in the United States, serving people that may not otherwise have the vision care services they need. I look forward to working with my fellow Board members in helping the Company continue to not only execute its business strategy, but also advance its important mission of making quality eye care and eyewear more affordable and accessible.”

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,000 stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside Fred Meyer stores and on select military bases, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

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